US Ecology Announces Second Quarter 2017 Results

Net Income of $5.0 Million; Adjusted EBITDA of $27.6 Million; Reaffirms 2017 Full Year Outlook

BOISE, ID -- (Marketwired - July 27, 2017) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported total revenue of $126.1 million and net income of $5.0 million, or $0.23 per diluted share, for the quarter ended June 30, 2017. Adjusted earnings per share, which excludes foreign currency translation gains and losses the non-cash write-down of deferred financing fees and business development expenses, was $0.38 per diluted share in the second quarter of 2017.

"Business conditions continue to develop in line with our expectations for the year," commented Chairman and Chief Executive Officer, Jeff Feeler. "We saw marked improvement in Event Business for our Environmental Services segment in the second quarter of 2017 with growth of 24% compared to the same quarter last year. Base Business for the Environmental Services segment also showed solid gains, up 3% over the second quarter of 2016. This strength was offset in part by the shutdown of one of our treatment facilities due to severe wind damage in March. As a result of the lost profit from this facility we expect to recover $2.5 to $3.5 million in business interruption proceeds in the second half of the year. Our Field and Industrial Services Segment delivered results in line with expectations, but down from the prior year as we cycle a contract that was not renewed in late 2016."

Total revenue for the second quarter of 2017 was $126.1 million, up from $122.4 million in the same quarter last year. Revenue for the Environmental Services ("ES") segment was $89.6 million for the second quarter of 2017, up 8% from $82.8 million reported in the second quarter of 2016. A 6% increase in treatment and disposal ("T&D") revenue as well as a 15% increase in transportation revenue drove the improvement from the second quarter of 2016. Revenue for the Field and Industrial Services ("FIS") segment was $36.5 million for the second quarter of 2017 compared to $39.6 million in the same period of 2016, reflecting the expiration of a contract that was not renewed and softer overall market conditions for industrial and remediation services.

Gross profit for the second quarter of 2017 was $35.9 million, down from $36.9 million in the same quarter last year. Gross profit for the ES segment was $30.7 million in the second quarter of 2017, up slightly from $30.6 million in the same quarter of 2016. T&D gross margin for the ES segment declined to 38% for the second quarter of 2017 from 42% in the second quarter of 2016, driven primarily by the shutdown of one of our large treatment facilities due to severe wind damage. Gross profit for the FIS segment in the second quarter of 2017 was $5.2 million. This compares to gross profit of $6.3 million in the second quarter of 2016. The decline was due to the reduced revenue as well as a less favorable service mix in the second quarter of 2017.

Selling, general and administrative ("SG&A") expense for the second quarter of 2017 was $20.0 million compared with $19.8 million in the same quarter last year. SG&A expense increased in the second quarter of 2017 compared to the same period last year due to higher labor and incentive compensation, partially offset by insurance recoveries of approximately $1.1 million primarily related to repairs at our treatment facility in Detroit that was damaged by a windstorm in March of 2017.

Operating income for the second quarter of 2017 was $15.9 million compared to $17.1 million in the second quarter of 2016.

Net interest expense for the second quarter of 2017 was $8.5 million, up from $4.3 million in the second quarter of 2016. Interest expense for the second quarter of 2017 included the previously announced non-cash charge of $5.5 million associated with the write-off of deferred financing fees related to our former credit facility that was refinanced in April 2017. Excluding the non-cash deferred financing fees charge, interest expense decreased compared to the second quarter of 2016 as a result of a lower interest rate on our new credit facility and reduced debt levels.

The Company's consolidated effective income tax rate for the second quarter of 2017 was 35.0%, down from 39.6% for the second quarter of 2016. The decrease was due primarily to a higher proportion of earnings from our Canadian operations in the second quarter of 2017, which are taxed at a lower corporate tax rate.

Net income for the second quarter of 2017 was $5.0 million, or $0.23 per diluted share, compared to $8.9 million, or $0.41 per diluted share, in the second quarter of 2016. Adjusted earnings per share, which excludes foreign currency translation gains and losses, the gain on sale of divested businesses, the non-cash write-down of deferred financing fees, and business development expenses, was $0.38 per diluted share in the second quarter of 2017, compared to $0.37 per diluted share for the second quarter of 2016.

Adjusted EBITDA for the second quarter of 2017 was $27.6 million, down slightly from $27.7 million in the same period last year.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA are attached as Exhibit A to this release.

Year-To-Date Results

Total revenue for the first six months of 2017 was $236.3 million, up from $235.7 million in the first six months of 2016. Revenue for the ES segment was $170.9 million for the first six months of 2017, up from $164.3 million in the same period of 2016. This increase consisted of a 5% increase in T&D revenue and slightly lower transportation revenue compared to the first six months of 2016. Revenue for the FIS segment was $65.4 million for the first six months of 2017 compared to $71.3 million in the same period of 2016, reflecting the expiration of a contract that was not renewed and softer overall market conditions for industrial and remediation services.

Gross profit for the first six months of 2017 was $67.8 million, down from $72.1 million in the same period last year. Gross profit for the ES segment was $59.4 million in the first six months of 2017, down from $61.1 million in the first six months of 2016. T&D gross margin for the ES segment was 38% for the first six months of 2017 compared to 41% for the first six months of 2016, driven primarily by the March 2017 shutdown of one of our large treatment facilities due to severe wind damage. Gross profit for the FIS segment in the first six months of 2017 was $8.4 million. This compares to $11.1 million in the first six months of 2016. The decline was due to the reduced revenue as well as a less favorable service mix in the second quarter of 2017.

SG&A expense for the first six months of 2017 was $39.7 million compared with $39.2 million in the same period last year. The increase in SG&A expense was primarily due to higher labor and incentive compensation, partially offset by insurance recoveries of approximately $1.3 million primarily related to repairs at a Detroit treatment facility.

Operating income for the first six months of 2017 was $28.1 million, down 15% from $32.9 million in the first six months of 2016.

Net interest expense for the first six months of 2017 was $12.6 million, up from $8.8 million in the first six months of 2016. Interest expense for the first six months of 2017 included the non-cash charge of $5.5 million associated with the write-off of deferred financing fees related to our former credit facility that was refinanced in April 2017. Excluding the non-cash deferred financing fees charge, interest expense decreased compared to the first six months of 2016 as a result of a lower interest rate on our new credit facility and reduced debt levels.

The Company's consolidated effective income tax rate for the first six months of 2017 was 36.2%, down from 39.1% for the first six months of 2016. This decrease primarily reflects a higher proportion of earnings from our Canadian operations which are taxed at a lower corporate tax rate.

Net income for the first six months of 2017 was $10.2 million, or $0.47 per diluted share, compared to $16.5 million, or $0.76 per diluted share, in the first six months of 2016. Adjusted earnings per share, which excludes foreign currency translation gains and losses, the gain on sale of divested businesses, the non-cash write-down of deferred financing fees, and business development expenses, was $0.61 per diluted share in the first six months of 2017 compared to $0.69 per diluted share for the first six months of 2016. Adjusted EBITDA for the first six months of 2017 was $51.1 million, down 5% from $53.9 million in the same period last year. Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA are attached as Exhibit A to this release.

Debt Refinancing

On April 18, 2017, the Company entered into a new $500 million, five-year, senior revolving credit facility (the "New Credit Agreement") with a syndicate of banks to refinance the Company's former credit facility. The interest rate under the New Credit Agreement is initially set at LIBOR Rate plus 1.50%, representing a 150 basis point improvement over the interest rate from our previous credit facility. Additional details and terms, including a copy of the New Credit Agreement, can be found in the Form 8-K filed by the Company on April 20, 2017.

The reduced interest rates and fees on the New Credit Agreement are expected to generate cash interest savings of approximately $15 million over the five-year term. Additionally, in connection with the termination of the former credit facility, the Company wrote off $5.5 million of unamortized deferred financing costs related to fees paid on the former credit facility. This non-cash charge was recognized as additional interest expense in our second quarter 2017 financial results.

2017 Outlook

"Overall, business conditions remain consistent with our expectations," added Feeler. "We have seen a return to growth in our Event Business during the second quarter and our Base Business continues to perform in line with our expectations of 3-5% growth for the full year. Our pipeline of opportunities is expanding and we continue to project significant financial improvement during the second half of the year. We also expect to receive between $2.5 and $3.5 million of insurance proceeds in the second half of the year, related to lost profit for the shutdown of our treatment facility during the second quarter. We do remain cautious however, due to continuing shifting of certain projects from our third quarter to our fourth quarter of the year, creating the potential for further slippage into the first quarter of 2018."

While the Company is reaffirming its previously issued 2017 adjusted EBITDA guidance range of $120 million to $130 million, we are currently tracking to the lower end of the adjusted EBITDA guidance range.

The following table reconciles our projected net income to our adjusted EBITDA guidance range:

                                                     For the Year Ending
                                                      December 31, 2017
                                                 ---------------------------
(in thousands)                                       Low            High
                                                 -------------  ------------

Net Income                                        $    34,100    $    39,300
  Income tax expense                                   20,700         23,400
  Interest expense                                     19,200         19,200
  Other income                                           (400)           300
  Depreciation and amortization of plant and
   equipment                                           27,900         29,300
  Amortization of intangible assets                    10,100         10,100
  Stock-based compensation                              4,100          4,100
  Accretion of closure & post-closure obligations       4,300          4,300
                                                 -------------  ------------
Adjusted EBITDA                                   $   120,000    $   130,000
                                                 =============  ============

The Company is also reaffirming its annual adjusted diluted earnings per share guidance range of $1.69 to $1.93. In our earnings release for the first quarter of 2017, we indicated that our 2017 adjusted earnings per share guidance range, reaffirmed at that time, was inclusive of an estimated $0.15 per diluted share non-cash charge related to the write-off of deferred financing fees and an expected $0.08 per diluted share of interest savings, equating to a net $0.07 unfavorable impact to the Company's stated guidance. In connection with the release of our second quarter 2017 earnings, we are now excluding the actual deferred financing charge of $0.16 per diluted share from our reported adjusted earnings per share, as this charge is considered non-recurring to ongoing operations. As a result, we have correspondingly revised our adjusted diluted earnings per share guidance calculation to exclude this non-cash, non-recurring charge. The net result is that while the original guidance range remains intact, the Company is now tracking above the midpoint of the range. The adjusted diluted earnings per share guidance also excludes business development expenses and foreign currency gains and losses.

The following table reconciles our projected diluted earnings per share to our projected adjusted diluted earnings per share range:

                                                    For the Year Ending
                                                     December 31, 2017
                                                ----------------------------
                                                        Low           High
                                                -------------  -------------

Earnings per diluted share                       $      1.55    $      1.79

Adjustments:
  Non-cash foreign currency translation gain           (0.02)         (0.02)
  Non-cash write-off of deferred financing fees
   related to former credit agreement                   0.16           0.16
  Plus: Business development costs                         -              -
                                                -------------  -------------

                                                                       1.93
As Adjusted                                      $      1.69    $
                                                =============  =============

Dividend

On July 3, 2017, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on July 21, 2017. The $3.9 million dividend will be paid on July 28, 2017.

Conference Call

US Ecology, Inc. will hold an investor conference call on Friday, July 28, 2017 at 10:00 a.m. Eastern Daylight Time (8:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through August 4, 2017 by calling 877-344-7529 or 412-317-0088 and using the passcode 10110319. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology's focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. US Ecology has been protecting the environment since 1952 and has operations in the United States, Canada and Mexico. For more information, visit www.usecology.com.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include the replacement of non-recurring event clean-up projects, a loss of a major customer, our ability to permit and contract for timely construction of new or expanded disposal cells, our ability to renew our operating permits or lease agreements with regulatory bodies, loss of key personnel, compliance with and changes to applicable laws, rules, or regulations, access to insurance, surety bonds and other financial assurances, a deterioration in our labor relations or labor disputes, our ability to perform under required contracts, failure to realize anticipated benefits and operational performance from acquired operations, adverse economic or market conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, access to cost effective transportation services, fluctuations in foreign currency markets, lawsuits, our willingness or ability to repurchase shares or pay dividends, implementation of new technologies, limitations on our available cash flow as a result of our indebtedness and our ability to effectively execute our acquisition strategy and integrate future acquisitions.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" sections of our annual and quarterly reports could harm our business, prospects, operating results, and financial condition.

                             US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)
                                (unaudited)

                          Three Months Ended June    Six Months Ended June
                                   30,                        30,
                         -------------------------  ------------------------
                            2017          2016         2017         2016
                         ------------  -----------  -----------  -----------
Revenue
  Environmental Services  $   89,591   $   82,797   $  170,894   $  164,321
  Field & Industrial
   Services                   36,466       39,554       65,397       71,348
                         ------------  -----------  -----------  -----------

    Total                    126,057      122,351      236,291      235,669

Gross Profit
  Environmental Services      30,673       30,595       59,360       61,050
  Field & Industrial
   Services                    5,223        6,311        8,409       11,064
                         ------------  -----------  -----------  -----------

    Total                     35,896       36,906       67,769       72,114

Selling, General &
 Administrative Expenses
  Environmental Services       5,260        5,538       10,991       11,116
  Field & Industrial
   Services                    2,628        2,621        5,269        5,074
  Corporate                   12,112       11,660       23,454       23,054
                         ------------  -----------  -----------  -----------

    Total                     20,000       19,819       39,714       39,244
                         ------------  -----------  -----------  -----------

Operating income              15,896       17,087       28,055       32,870

Other income (expense):
  Interest income                 21           33           31           82
  Interest expense            (8,474)      (4,303)     (12,604)      (8,862)
  Foreign currency gain
   (loss)                        158         (343)         246          416
  Other                          166        2,330          303        2,499
                         ------------  -----------  -----------  -----------

    Total other expense       (8,129)      (2,283)     (12,024)      (5,865)

Income before income
 taxes                         7,767       14,804       16,031       27,005
Income tax expense             2,718        5,866        5,797       10,550
                         ------------  -----------  -----------  -----------

Net income                $    5,049   $    8,938   $   10,234   $   16,455
                         ============  ===========  ===========  ===========

Earnings per share:
  Basic                   $     0.23   $     0.41   $     0.47   $     0.76
  Diluted                 $     0.23   $     0.41   $     0.47   $     0.76

Shares used in earnings
 per share calculation:
  Basic                       21,751       21,700       21,738       21,692
  Diluted                     21,890       21,790       21,874       21,768

Dividends paid per share  $     0.18   $     0.18   $     0.36   $     0.36
                         ============  ===========  ===========  ===========

                             US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                              (in thousands)
                                (unaudited)

                                                     June 30,     December
                                                      2017        31, 2016
                                                   ------------  -----------
Assets

Current Assets:
  Cash and cash equivalents                         $    4,902   $    7,015
  Receivables, net                                     110,394       96,819
  Prepaid expenses and other current assets              8,761        7,458
  Income tax receivable                                  2,070        4,076
                                                   ------------  -----------
    Total current assets                              126,127      115,368

Property and equipment, net                            230,117      226,237
Restricted cash and investments                          5,805        5,787
Intangible assets, net                                 229,967      234,356
Goodwill                                               194,224      193,621
Other assets                                             3,206        1,031
                                                   ------------  -----------
Total assets                                       $  789,446    $ 776,400
                                                   ============  ===========

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                                  $   13,513   $   13,948
  Deferred revenue                                      12,712        7,820
  Accrued liabilities                                   27,047       22,605
  Accrued salaries and benefits                         10,336       10,720
  Income tax payable                                        52          165
  Current portion of closure and post-closure
   obligations                                           2,237        2,256
  Short-term borrowings                                      -        2,177
  Current portion of long-term debt                          -        2,903
                                                   ------------  -----------
    Total current liabilities                          65,897       62,594

Long-term closure and post-closure obligations          74,374       72,826
Long-term debt                                         277,000      274,459
Other long-term liabilities                              4,607        5,164
Deferred income taxes                                   80,419       81,333
                                                   ------------  -----------
  Total liabilities                                   502,297      496,376

Contingencies and commitments

Stockholders' Equity

  Common stock                                             218          218
  Additional paid-in capital                           175,088      172,704
  Retained earnings                                    124,263      121,879
  Treasury stock                                           (25)         (52)
  Accumulated other comprehensive loss                 (12,395)     (14,725)
                                                   ------------  -----------
    Total stockholders' equity                        287,149      280,024
                                                   ------------  -----------
Total liabilities and stockholders' equity         $  789,446    $ 776,400
                                                   ============  ===========

                             US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (in thousands)
                                (unaudited)

                                                   For the Six Months Ended
                                                           June 30,
                                                   -------------------------
                                                      2017          2016
                                                   ------------  -----------
Cash Flows From Operating Activities:
  Net income                                        $   10,234   $   16,455
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization of property and
     equipment                                          13,621       12,106
    Amortization of intangible assets                    5,286        5,256
    Accretion of closure and post-closure
     obligations                                         2,155        2,049
    Gain on disposition of business                          -       (2,208)
    Unrealized foreign currency gain                      (425)        (685)
    Deferred income taxes                               (1,379)      (1,340)
    Share-based compensation expense                     1,959        1,578
    Net loss on disposal of property and equipment         245           22
    Amortization and write-off of debt issuance
     costs                                               5,604        1,065
    Amortization and write-off of debt discount            667           74
    Changes in assets and liabilities:
      Receivables                                      (14,486)       6,613
      Income tax receivable                              2,020       (1,439)
      Other assets                                      (4,038)       1,272
      Accounts payable and accrued liabilities           5,819         (872)
      Deferred revenue                                   4,770       (1,220)
      Accrued salaries and benefits                       (429)         787
      Income tax payable                                  (115)          49
      Closure and post-closure obligations                (686)        (848)
                                                   ------------  -----------
        Net cash provided by operating activities       30,822       38,714

Cash Flows From Investing Activities:
  Purchases of property and equipment                  (17,552)     (14,488)
  Business acquistion (net of cash acquired)                 -       (4,934)
  Purchases of restricted cash and investments            (820)      (1,043)
  Proceeds from disposition of business (net of
   cash divested)                                            -        2,723
  Proceeds from sale of restricted cash and
   investments                                             802          973
  Proceeds from sale of property and equipment              86           96
                                                   ------------  -----------
        Net cash used in investing activities          (17,484)     (16,673)

Cash Flows From Financing Activities:
  Payments on long-term debt                          (287,040)     (11,502)
  Proceeds from long-term debt                         281,000            -
  Payments on short-term borrowings                    (13,438)     (22,166)
  Proceeds from short term borrowings                   11,260       26,132
  Dividends paid                                        (7,849)      (7,835)
  Proceeds from exercise of stock options                  609          124
  Payment of equipment financing obligations              (176)           -
  Other                                                    (77)        (162)
                                                   ------------  -----------
        Net cash used in financing activities          (15,711)     (15,409)

Effect of foreign exchange rate changes on cash            260          168

Increase (decrease) in cash and cash equivalents        (2,113)       6,800

Cash and cash equivalents at beginning of period         7,015        5,989
                                                   ------------  -----------

Cash and cash equivalents at end of period          $    4,902   $   12,789
                                                   ============  ===========

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

--  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
--  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
--  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
--  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
--  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements.
--  Pro Forma adjusted EBITDA does not reflect our business development expenses, which may vary significantly quarter to quarter.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss and other income/expense, which are not considered part of usual business operations.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA and Pro Forma adjusted EBITDA for the three and six months ended June 30, 2017 and 2016:

                               Three Months Ended     Six Months Ended June
(in thousands)                      June 30,                   30,
                             -----------------------  ----------------------
                                2017        2016        2017        2016
                             -----------  ----------  ----------  ----------

Net Income                    $   5,049   $   8,938   $  10,234   $  16,455
  Income tax expense              2,718       5,866       5,797      10,550
  Interest expense                8,474       4,303      12,604       8,862
  Interest income                   (21)        (33)        (31)        (82)
  Foreign currency (gain)
   loss                            (158)        343        (246)       (416)
  Other income                     (166)     (2,330)       (303)     (2,499)
  Depreciation and
   amortization of plant and
   equipment                      6,987       6,202      13,621      12,106
  Amortization of intangible
   assets                         2,615       2,646       5,286       5,256
  Stock-based compensation        1,043         783       1,959       1,578
  Accretion and non-cash
   adjustments of closure &
   post-closure obligations       1,082       1,025       2,155       2,049
                             -----------  ----------  ----------  ----------
Adjusted EBITDA                  27,623      27,743      51,076      53,859
                             -----------  ----------  ----------  ----------

  Business development
   expenses                          16         368          53         436
                             -----------  ----------  ----------  ----------
Pro Forma adjusted EBITDA     $  27,639   $  28,111   $  51,129   $  54,295
                             ===========  ==========  ==========  ==========

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of non-cash foreign currency translation gains or losses, the after-tax impact of non-cash write-off of deferred financing fees related to our former credit agreement and the after-tax impact of business development costs, divided by the number of diluted shares used in the earnings per share calculation.

The foreign currency translation gains or losses excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent that have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars ("CAD") requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. The non-cash write-off of deferred financing fees relates to the write-off of the remaining unamortized fees associated with our former credit agreement which was refinanced in April 2017.

We believe excluding non-cash foreign currency translation gains or losses and the after-tax impact of the non-cash write off of deferred financing fees and the after-tax impact of business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three and six months ended June 30, 2017 and 2016:

(in thousands, except per
 share data)                         Three Months Ended June 30,
                            --------------------------------------------
                                                2017
                            --------------------------------------------
                              Income
                              before
                              income
                               taxes   Income tax Net income  per share
As Reported                  $   7,767  $  (2,718) $   5,049  $    0.23

Adjustments:
  Non-cash foreign currency
   translation (gain) loss        (370)       129       (241)     (0.01)
  Less: Gain on sale of
   divested business                 -          -          -          -
  Plus: non-cash write-off
   of deferred financing
   fees related to former
   credit agreement              5,461     (1,911)     3,550       0.16
  Plus: Business development
   costs                            16         (6)        10          -
                            --------------------------------------------

As Adjusted                  $  12,874  $  (4,506) $   8,368  $    0.38
                            ============================================

Shares used in earnings per
 diluted share calculation                            21,890
                                                  ===========

(in thousands, except per
 share data)                          Three Months Ended June 30,
                            ------------------------------------------------
                                                   2016
                              ----------------------------------------------
                                Income
                                before
                                income
                                 taxes    Income tax Net income   per share
As Reported                    $  14,804   $  (5,866) $   8,938   $    0.41

Adjustments:
  Non-cash foreign currency
   translation (gain) loss           331        (131)       200        0.01
  Less: Gain on sale of
   divested business              (2,208)        875     (1,333)      (0.06)
  Plus: non-cash write-off
   of deferred financing
   fees related to former
   credit agreement                    -           -          -           -
  Plus: Business development
   costs                             368        (146)       222        0.01
                              ----------------------------------------------

As Adjusted                    $  13,295   $  (5,268) $   8,027   $    0.37
                              ==============================================

Shares used in earnings per
 diluted share calculation                               21,790
                                                     ============

(in thousands, except per
 share data)                          Six Months Ended June 30,
                            --------------------------------------------
                                                2017
                            --------------------------------------------
                              Income
                              before
                              income
                               taxes   Income tax Net income  per share
As Reported                  $  16,031  $  (5,797) $  10,234  $    0.47

Adjustments:
  Non-cash foreign currency
   translation gain               (515)       186       (329)     (0.02)
  Less: Gain on sale of
   divested business                 -          -          -          -
  Plus: non-cash write-off
   of deferred financing
   fees related to former
   credit agreement              5,461     (1,975)     3,486       0.16
  Plus: Business development
   costs                            53        (19)        34          -
                            --------------------------------------------

As Adjusted                  $  21,030  $  (7,605) $  13,425  $    0.61
                            ============================================

Shares used in earnings per
 diluted share calculation                            21,874
                                                  ===========

(in thousands, except per
 share data)                           Six Months Ended June 30,
                            ------------------------------------------------
                                                   2016
                              ----------------------------------------------
                                Income
                                before
                                income
                                 taxes    Income tax Net income   per share
As Reported                    $  27,005   $ (10,550) $  16,455   $    0.76

Adjustments:
  Non-cash foreign currency
   translation gain                 (599)        234       (365)      (0.02)
  Less: Gain on sale of
   divested business              (2,208)        863     (1,345)      (0.06)
  Plus: non-cash write-off
   of deferred financing
   fees related to former
   credit agreement                    -           -          -           -
  Plus: Business development
   costs                             436        (170)       266        0.01
                              ----------------------------------------------

As Adjusted                    $  24,634   $  (9,623) $  15,011   $    0.69
                              ==============================================

Shares used in earnings per
 diluted share calculation                               21,768
                                                     ============

Contact:
Alison Ziegler
Darrow Associates
(201)220-2678
aziegler@darrowir.com
www.usecology.com